EXHIBIT 99.1

News Release

First Solar, Inc. Announces Second Quarter 2017 Financial Results

•	Net sales of $623 million

•	GAAP EPS of $0.50 and non-GAAP EPS of $0.64

•	Cash and marketable securities of $2.2 billion, net cash of $1.9 billion

•	Quarterly bookings of 1.5GWdc and new year-to-date bookings of 2.1GWdc

•	Raise 2017 revenue, EPS, operating cash flow and net cash guidance

TEMPE, Ariz., July 27, 2017 – First Solar, Inc. (Nasdaq: FSLR) today announced financial results for the second quarter of 2017. Net sales for the second quarter were $623 million, a decrease of $269 million from the prior quarter primarily due to lower systems sales, partially offset by higher third-party module sales.

The Company reported second quarter earnings of $0.50 per share, compared to earnings of $0.09 per share in the prior quarter. The second quarter was impacted by pre-tax restructuring and asset impairment charges of $18 million, related to previously announced actions. Restructuring and asset impairment charges in the first quarter were $20 million. Net income increased versus the prior quarter primarily as a result of improved gross margin and a discrete income tax benefit, partially offset by a decrease in other income. Second quarter non-GAAP earnings per share, adjusted for restructuring and asset impairment charges, were $0.64, compared to $0.25 in the first quarter.

Cash and marketable securities at the end of the second quarter decreased to $2.2 billion from $2.4 billion in the prior quarter. The decrease primarily resulted from a higher accounts receivable balance associated with the timing of certain recent module and project sales where payment is expected to be received in the third quarter. Cash flows used in operations were $168 million in the second quarter.

“We executed well in the second quarter with solid non-GAAP earnings of $0.64, record quarterly shipments of nearly 900MWdc and bookings of 1.5GWdc since our last earnings call,” said Mark Widmar, CEO of First Solar. “We are encouraged by the continuing strong demand for our Series 4 product and are focused on meeting our customers’ current needs. At the same time, our efforts to ensure the manufacturing and market readiness of Series 6 remains our highest priority. With the first Series 6 equipment being installed at our Ohio factory, and an increasing number of mid-to-late stage Series 6 bookings opportunities, we are pleased with our progress thus far.”

The Company raised its revenue, earnings per share, operating cash flow and net cash guidance for the year as a result of improved visibility into the sale of systems projects, a discrete tax benefit in the second quarter and continuing operational improvements.

2017 Guidance	Prior GAAP	Current GAAP	Prior Non-GAAP	Current Non-GAAP
Net Sales	$2.85B to $2.95B	$3.0B to $3.1B
Gross Margin %	12.5% to 14.5%	17.0% to 18.0%
Operating Expenses	$360M to $405M	$370M to $395M	$320M to $340M	$330M to $340M
Operating Income	$(25M) to $40M	$115M to $180M	$40M to $80M	$170M to $220M
Earnings per Share	$(0.30) to $0.40	$1.55 to $2.20	$0.25 to $0.75	$2.00 to $2.50
Net Cash Balance[1]	$1.5B to $1.7B	$2.1B to $2.3B
Operating Cash Flow	$350M to $450M	$850M to $950M
Capital Expenditures	$525M to $625M	$400M to $500M
Shipments	2.4GW to 2.6GW	2.6GW to 2.7GW

1.	Defined as cash and marketable securities less expected debt at the end of 2017.

www.firstsolar.com

For a reconciliation of the non-GAAP measures presented above to measures presented in accordance with generally accepted accounting principles in the United States (“GAAP”), see the tables below.

First Solar has scheduled a conference call for today, July 27, 2017 at 4:30 p.m. ET to discuss this announcement. A live webcast of this conference call is available at http://investor.firstsolar.com/events.cfm. An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will remain available until Aug 3, 2017 at 7:30 p.m. ET and can be accessed by dialing 888-203-1112 if you are calling from within the United States or 719-457-0820 if you are calling from outside the United States and entering the replay pass code 6484224. A replay of the webcast will be available on the Investors section of the Company’s website approximately two hours after the conclusion of the call and will remain available for approximately 90 calendar days.

About First Solar, Inc.

First Solar is a leading global provider of comprehensive photovoltaic (“PV”) solar systems which use its advanced module and system technology. The Company's integrated power plant solutions deliver an economically attractive alternative to fossil-fuel electricity generation today. From raw material sourcing through end-of-life module recycling, First Solar's renewable energy systems protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com.

For First Solar Investors

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: effects on our financial statements and guidance resulting from certain module manufacturing changes and associated restructuring activities; our business strategy, including anticipated trends and developments in and management plans for our business and the markets in which we operate; future financial results, operating results, revenues, gross margin, operating expenses, products, projected costs (including estimated future module collection and recycling costs), warranties, solar module technology and cost reduction roadmaps, restructuring, product reliability, investments in unconsolidated affiliates and capital expenditures; our ability to continue to reduce the cost per watt of our solar modules; the impact of public policies, such as tariffs or other trade remedies imposed on solar cells and modules; our ability to expand manufacturing capacity worldwide; our ability to reduce the costs to construct PV solar power systems; research and development programs and our ability to improve the conversion efficiency of our solar modules; sales and marketing initiatives; and competition. These forward-looking statements are often characterized by the use of words such as "estimate," "expect," "anticipate," "project," "plan," "intend," "seek," "believe," "forecast," "foresee," "likely," "may," "should," "goal," "target," "might," "will," "could," "predict," "continue" and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in Item 1A "Risk Factors," of our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission.

Contacts

First Solar Investors
Steve Haymore
+1 602-414-9315
stephen.haymore@firstsolar.com

First Solar Media
Steve Krum
+1 602-427-3359
steve.krum@firstsolar.com

www.firstsolar.com

FIRST SOLAR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	June 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$1,509,516	$1,347,155
Marketable securities	719,569	607,991
Accounts receivable trade, net	260,994	266,687
Accounts receivable, unbilled and retainage	347,920	206,739
Inventories	344,473	363,219
Balance of systems parts	26,147	62,776
Project assets	35,992	700,800
Notes receivable, affiliate	19,600	15,000
Prepaid expenses and other current assets	172,701	217,462
Total current assets	3,436,912	3,787,829
Property, plant and equipment, net	784,937	629,142
PV solar power systems, net	461,617	448,601
Project assets	786,207	762,148
Deferred tax assets, net	262,879	255,152
Restricted cash and investments	383,722	371,307
Investments in unconsolidated affiliates and joint ventures	225,967	234,610
Goodwill	14,462	14,462
Other intangibles, net	83,834	87,970
Inventories	101,748	100,512
Notes receivable, affiliates	49,996	54,737
Other assets	88,005	77,898
Total assets	$6,680,286	$6,824,368
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$118,075	$148,730
Income taxes payable	1,554	12,562
Accrued expenses	190,453	262,977
Current portion of long-term debt	13,574	27,966
Deferred revenue	31,503	308,704
Other current liabilities	148,689	146,942
Total current liabilities	503,848	907,881
Accrued solar module collection and recycling liability	175,001	166,277
Long-term debt	307,459	160,422
Other liabilities	402,669	371,439
Total liabilities	1,388,977	1,606,019
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 104,395,532 and 104,034,731 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	104	104
Additional paid-in capital	2,779,294	2,765,310
Accumulated earnings	2,523,934	2,462,842
Accumulated other comprehensive loss	(12,023)	(9,907)
Total stockholders’ equity	5,291,309	5,218,349
Total liabilities and stockholders’ equity	$6,680,286	$6,824,368

www.firstsolar.com

FIRST SOLAR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net sales	$623,326	$1,016,424	$1,515,117	$1,892,492
Cost of sales	512,433	834,373	1,320,040	1,432,830
Gross profit	110,893	182,051	195,077	459,662
Operating expenses:
Research and development	21,341	32,931	44,140	63,118
Selling, general and administrative	48,957	63,776	97,156	131,279
Production start-up	8,381	55	9,531	55
Restructuring and asset impairments	18,286	85,532	38,317	85,532
Total operating expenses	96,965	182,294	189,144	279,984
Operating income (loss)	13,928	(243)	5,933	179,678
Foreign currency loss, net	(2,444)	(2,723)	(2,198)	(5,963)
Interest income	7,555	6,529	13,972	12,935
Interest expense, net	(6,374)	(7,151)	(15,543)	(11,793)
Other (loss) income, net	(2,699)	6,753	23,162	42,306
Income before taxes and equity in earnings of unconsolidated affiliates	9,966	3,165	25,326	217,163
Income tax benefit (expense)	40,028	(7,288)	34,349	(35,319)
Equity in earnings of unconsolidated affiliates, net of tax	1,969	(7,292)	1,417	2,377
Net income (loss)	$51,963	$(11,415)	$61,092	$184,221
Net income (loss) per share:
Basic	$0.50	$(0.11)	$0.59	$1.80
Diluted	$0.50	$(0.11)	$0.58	$1.78
Weighted-average number of shares used in per share calculations:
Basic	104,338	102,287	104,221	102,070
Diluted	104,611	102,287	104,511	103,378

www.firstsolar.com

Non-GAAP Financial Measures

In the press release above, we provided non-GAAP earnings per share for the three months ended June 30, 2017 and March 31, 2017. We have included these non-GAAP financial measures to adjust for (i) restructuring, asset impairment and related charges primarily associated with the transition from Series 4 to Series 6 production and (ii) the tax effect associated with these items. We believe non-GAAP earnings per share, when taken together with corresponding GAAP financial measures, to be relevant and useful information to our investors because it provides them with additional information in assessing our financial operating results. Our management uses this non-GAAP financial measure in evaluating our operating performance. However, this measure has limitations, including that it excludes the effect of certain changes to our assets and liabilities and certain amounts that we may ultimately have to pay in cash. Accordingly, this non-GAAP financial measure should be considered in addition to, and not as a substitute for, or superior to earnings per share prepared in accordance with GAAP. The following is the reconciliation of earnings per share prepared in accordance with GAAP to non-GAAP earnings per share for each period presented (in millions, except per share amounts):

Three Months Ended June 30, 2017
Net income	$52.0

Restructuring and asset impairments	18.3
Tax effect*	(3.8)
Non-GAAP net income	$66.5

Weighted-average number of shares used for diluted earnings per share	104.6

Diluted GAAP earnings per share	$0.50
Diluted Non-GAAP earnings per share	$0.64

*	Restructuring treated as a non-discrete item for tax purposes and will be reflected in the effective tax rate over the duration of 2017.

Three Months Ended March 31, 2017
Net income	$9.1

Restructuring and asset impairments	20.0
Tax effect*	(2.7)
Non-GAAP net income	$26.4

Weighted-average number of shares used for diluted earnings per share	104.4

Diluted GAAP earnings per share	$0.09
Diluted Non-GAAP earnings per share	$0.25

*	Restructuring treated as a non-discrete item for tax purposes and will be reflected in the effective tax rate over the duration of 2017.

www.firstsolar.com

In the press release above, we provided non-GAAP guidance as of the date of this press release for our operating expenses, operating income and earnings per share for the year ending December 31, 2017. We have included these forward-looking non-GAAP financial measures to adjust our GAAP projections of such financial measures for, as applicable, (i) restructuring, asset impairment and related charges primarily associated with the transition from Series 4 to Series 6 production and (ii) additional restructuring activities expected during the remainder of the year. Other GAAP charges, including those related to certain asset impairments or restructuring programs, that would be excluded from non-GAAP earnings per share are possible for the periods presented, but such amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges are also dependent upon future events and valuations that have not yet occurred or been performed. We believe these forward-looking non-GAAP financial measures, when taken together with our corresponding financial guidance based on GAAP, to be relevant and useful information to our investors because they provide them with additional information in assessing our financial operating results. Our management also uses such non-GAAP guidance in evaluating our operating performance. However, such measures have limitations, including that they exclude the effect of certain changes to our assets and liabilities, certain amounts that we may ultimately have to pay in cash and certain tax impacts. Accordingly, these forward-looking non-GAAP financial measures that exclude the aforementioned items should be considered in addition to, and not as substitutes for or superior to, financial guidance based on GAAP. The following are the reconciliations of our current and prior non-GAAP 2017 guidance to our current and prior GAAP 2017 guidance (in millions, except per share amounts):

Reconciliation of Non-GAAP 2017 Guidance to GAAP 2017 Guidance

	GAAP Guidance	Restructuring Charges[1]	Non-GAAP Guidance
Operating Expenses	$370 to $395	$(40) to $(55)	$330 to $340
Operating Income	$115 to $180	$55 to $40	$170 to $220
Earnings per Share	$1.55 to $2.20	$0.45 to $0.30	$2.00 to $2.50

1.	$40 to $55 million of restructuring related charges associated with our transition from Series 4 to Series 6 module manufacturing.

Reconciliation of Prior Non-GAAP 2017 Guidance to Prior GAAP 2017 Guidance

	GAAP Guidance	Restructuring Charges[1]	Non-GAAP Guidance
Operating Expenses	$360 to $405	$(40) to $(65)	$320 to $340
Operating Income	$(25) to $40	$65 to $40	$40 to $80
Earnings per Share	$(0.30) to $0.40	$0.55 to $0.35	$0.25 to $0.75

1.	$40 to $65 million of restructuring related charges associated with our transition from Series 4 to Series 6 module manufacturing.

www.firstsolar.com